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                                                                    EXHIBIT 23.3


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Price Legacy Corporation, previously known as Price Enterprises, Inc., for the registration of debt securities, preferred stock, depositary shares, common stock, warrants, rights and units and to the incorporation by reference therein of our report dated January 19, 2001 (except for Note 13, as to which the date is January 26, 2001), with respect to the consolidated financial statements and schedules of Price Enterprises, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                                                          /s/ ERNST & YOUNG LLP



San Diego, California
February 27, 2002